EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JANUARY 28, 2007

CONTACTS:

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MEDIA CONTACT: HENRY J. HOOD SENIOR VICE PRESIDENT - LAND AND LEGAL AND GENERAL COUNSEL (405) 879-9400

CHESAPEAKE ENERGY CORPORATION ANNOUNCES ADVERSE JURY AWARD IN WEST VIRGINIA ROYALTY LITIGATION AGAINST SUBSIDIARY CHESAPEAKE APPALACHIA, LLC AND CO-DEFENDANTS AND INDEMNITORS COLUMBIA ENERGY GROUP AND NISOURCE, INC.

OKLAHOMA CITY, OKLAHOMA, JANUARY 28, 2007 – Chesapeake Energy Corporation (NYSE: CHK) today announced that a jury in the Circuit Court of Roane County, West Virginia returned a verdict on Saturday in the case of the Estate of Garrison G. Tawney, et al., v. Columbia Natural Resources, L.L.C., et al. against one of its subsidiaries, Chesapeake Appalachia, LLC, the successor to Columbia Natural Resources, L.L.C, and also against NiSource, Inc. (NYSE:NI) and its subsidiary Columbia Energy Group (“CEG”). The case alleges that the defendants did not pay royalties on gas production in West Virginia as required by law. The total verdict against all defendants in the case was approximately $404 million, consisting of $134 million in compensatory damages and $270 million in punitive damages.

The case was filed in 2003 and inherited by Chesapeake when it acquired Columbia Natural Resources, L.L.C. (”CNR”) in November 2005. The case involves facts and conduct that occurred before Chesapeake’s acquisition of the company and the vast majority of the liability for the case was reserved by CEG/NiSource in the purchase and sale agreement conveying the stock of CNR to the predecessor owner of CNR before Chesapeake, However, Chesapeake has previously set aside a legal reserve which it believes will be adequate to cover its share of any judgment, should one be entered and survive the appeals process.

Chesapeake is surprised and disappointed by the jury’s verdict. If allowed to stand, the verdict would have far-reaching negative implications for all gas producers in West Virginia and would reinforce the hostile legal environment all businesses face in West Virginia.

A judgment has not yet been entered in the case. Important motions must be filed and considered by the trial court before judgment is entered. When judgment is entered, Chesapeake will analyze the judgment and decide the proper course of action including any appeal.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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